UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2010

HELIOS & MATHESON NORTH AMERICA INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22945	13-3169913
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Park Avenue South, Suite 901, New York, New York	10003
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 979-8228

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

As disclosed in a Current Report on Form 8-K filed by Helios & Matheson North America, Inc. (the “Company”) on February 4, 2010, on February 1, 2010 the Company received a letter from The NASDAQ Stock Market (“NASDAQ”) stating that, based on the closing bid price of the Company’s listed securities for the preceding 30 consecutive business days, a deficiency existed with regard to NASDAQ Listing Rule 5550(a)(2), which requires a minimum bid price of $1.00 per share. Pursuant to the Listing Rules, NASDAQ communicated to the Company that it had a grace period of 180 calendar days from February 1, 2010 to regain compliance with the $1.00 minimum bid price requirement.

Additionally, as disclosed in a Current Report on Form 8-K filed by the Company on March 15, 2010, on March 9, 2010 the Company received a letter from NASDAQ stating that a deficiency existed with regard to NASDAQ Listing Rule 5550(a)(5) which requires a minimum market value of publicly held shares of $1,000,000. Based upon NASDAQ’s review of the Company’s market value of publicly held shares for the preceding 30 consecutive business days, the Company no longer met this requirement. Pursuant to the Listing Rules, NASDAQ communicated to the Company that it had a grace period of 180 calendar days from March 9, 2010 to regain compliance with the $1,000,000 minimum market value of publicly held shares requirement.

On March 23, 2010, the Company received a letter from NASDAQ stating that since the time NASDAQ last contacted the Company on March 9, 2010, the closing bid price of the Company’s common stock has been at $1.00 per share or greater and the Company’s market value of publicly held shares has been $1,000,000 or greater for at least 10 consecutive business days and, as a result, the Company has regained compliance with both Listing Rules and this matter is now closed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIOS & MATHESON NORTH AMERICA INC.
By:	/s/ Salvatore M. Quadrino
Interim Chief Executive Officer
and Chief Financial Officer

Date: March 29, 2010